SEVERANCE AGREEMENT
FOR
Patrick J. Sullivan

This Severance Agreement (the “Agreement”) is entered into as of the 21st day of December, 2010 (the “Effective Date”), and made effective as of the Effective Time, as defined below (for purposes of this Agreement, the “Effective Date”), by and among Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHLB”), and Berkshire Bank (“Berkshire Bank”), a state chartered savings Bank with its principal administrative offices at 24 North Street, Pittsfield, Massachusetts 01201, (the Company and the Bank shall hereinafter collectively be referred to as the “Employers”), and Patrick J. Sullivan (“Executive”).

WHEREAS, the Executive is the President of Legacy Bancorp, Inc., a Delaware corporation, and President and Chief Executive Officer of Legacy Banks, the wholly-owned subsidiary of Legacy Bancorp, Inc.; and

WHEREAS, the Company and Legacy Bancorp, Inc. have entered into an Agreement and Plan of Merger dated December 21, 2010, whereby Legacy Bancorp, Inc. shall merge with and into the Company at the effective time (“Effective Time”), with the Company as the survivor; and

WHEREAS, the Company and Bank recognize the substantial contributions Executive has made to the Legacy Bancorp, Inc. and Legacy Banks and wish to retain Executive as Executive Vice President Corporate Banking/Wealth Management reporting to the President and Chief Executive Officer of the Berkshire Bank, and desire to evidence their commitment to Executive by the terms of this Agreement; and

WHEREAS, Executive has agreed to serve in the employ of the Employers;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

During the term of this Agreement Executive agrees to serve as Executive Vice President Corporate Banking/Wealth Management (the “Executive Position”), and will perform all duties and will have all powers associated with such position as set forth in any job description and title provided to Executive by the Employers and as may be set forth in the Bylaws of the Company and the Bank. The Executive’s Base Pay shall be not less than $375,000 per year (“Base Salary”).

2.	TERMINATION.

Executive’s employment under this Agreement may be terminated in the following circumstances:

(a)	Death.

Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate or beneficiary will receive the compensation due to Executive through the last day of the calendar month in which his death occurred, and the Bank will continue to provide to Executive’s family the severance benefits set forth in Section 3 of this Agreement. The Executive’s family’s health care continuation rights available under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) shall run commence following the termination of the coverage provided by this Section 3(b).

(b)	Disability.

(i)
Termination of Executive’s employment based on “Disability” shall mean termination because of any permanent and total physical or mental impairment that restricts Executive from performing all the essential functions of normal employment. A determination as to whether Executive has suffered a Disability shall be made by the Board with objective medical input, provided, however, that any termination by the Board due to Disability shall not occur prior to the date on which Executive first becomes eligible for Disability benefits under the Bank’s long-term disability program. In the event of termination due to Disability, in addition to the benefits provided in Section 3 of this Agreement, Executive will be entitled to disability benefits, if any, provided under any long term disability plan sponsored by the Bank.

(ii)
In the event the Board determines the Executive is Disabled, Executive will no longer be obligated to perform services under this Agreement. Upon Executive’s termination due to Disability, the Bank pay the benefits provided in Section 3 of this Agreement and will continue to provide to Executive non-taxable medical and dental coverage substantially comparable (and on substantially the same terms and conditions), to the coverage maintained by the Bank for Executive immediately prior to his termination for Disability. This coverage shall cease upon two (2) years from the date of termination; provided further that if Executive is covered by family coverage or coverage for self and spouse, then Executive’s family or spouse shall continue to be covered for the remainder of the two (2) year period. The Executive health care continuation rights available under COBRA shall commence following the termination of the coverage provided by this Section 3(b). Notwithstanding the foregoing, in the event that the provision of non-taxable medical and/or dental coverage would subject the Employer, or its successor, to excise taxes under Section 4980D of the Internal Revenue Code of 1986 (“Code”) or other applicable Code Section, then, in lieu of such non-taxable coverage, the Employer shall provide Executive with a cash lump sum payment within thirty (30) days of the Date of Termination in an amount reasonably estimated to be equivalent to the value of the insurance premiums that otherwise would be provided to Executive.

(c)	Termination for Cause.

(i)
The Board(s) may by written notice to Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time for “Cause.” Termination for Cause shall mean termination because of, in the good faith determination of the Board(s), Executive’s personal dishonesty, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement.

(ii)
In the event that there is a Termination for Cause satisfying all of the requirements of this Section 2(c)(ii), Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits. Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless the Employers has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the disinterested members of the Board(s) at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.

(d)	Voluntary Termination by Executive.

In addition to his other rights to terminate his employment under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement (for other than “Good Reason,” as defined below) upon at least sixty (60) days prior written notice to the Board or Boards. Upon Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits to the date of his termination.

(e)	Termination Without Cause or With Good Reason.

(i)
The Board(s) may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board(s), terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Employers shall have thirty (30) days to cure the “Good Reason” condition, but the Employers may waive its right to cure. Any termination of Executive’s employment, other than Termination for Cause shall have no effect on or prejudice the vested rights of Executive under the Employers’ qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

(ii)          “Good Reason” exists if, without Executive’s express written consent, any of the following occurs:

(1)	a failure to elect or reelect or to appoint or reappoint Executive to the Executive Position;

(2)
a material change in Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above (provided, however, that a reduction in duties and responsibilities consented to in writing by Executive shall not be deemed a Good Reason);

(3)	a liquidation or dissolution of the Company or the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

(4)	a material reduction in Executive’s Base Salary or benefits;

(5)	a relocation of Executive’s principal place of employment by more than twenty-five (25) miles from its location as of the Effective Date of this Agreement; or

(6)	a material breach of this Agreement by the Employers.

3.	TERMINATION AND TERMINATION PAY.

If the Executive’s employment is terminated for any reason (other than a Termination for Cause as defined in Section 2(c) of this Agreement), the Employers shall pay to the Executive the cash severance and benefits provided in Section 3 of this Agreement.

(a)	Base Salary.

(i)
In the event that the Executive’s employment is terminated at any time prior to three years from the effective date of this Agreement (other than for Termination for Cause as defined in Section 2(c) of this Agreement), The Employers will pay Executive severance equal to three times the Executive’s Base Salary (e.g. currently $375,000 per year times three (3) = $1,125,000), less a pro rata amount for each day employed since the hire date of the Executive with the Company (“Cash Payment”). For example if the Executive is terminated on the one year anniversary of the Effective Time of this Agreement, the Executive would be paid $750,000 ($1,125,000 - $375,000).

(ii)
In the event that the Executive’s employment is terminated within ninety (90) days of the third anniversary of the hire date or thereafter (other than for Termination for Cause as defined in Section 2(c) of this Agreement), the Employers shall provide severance benefits consistent with what is typically offered to other Senior Executives, in lieu of the amount specified in Section 3(a)(i) hereof.

(iii)
Notwithstanding anything to the contrary herein, Executive shall not be entitled to a payment under this Agreement in the event of Executive’s termination of employment in connection with or following a change in control of the Employer. In the event of a change in control, Executive shall be entitled only to such benefit, if any, as set forth the Change in Control Agreement between Executive and the Employer (“Change in Control Agreement”). For these purposes, “change in control” shall be defined in the manner set forth in the Change in Control Agreement.

(b)	Health and Dental Coverage.

From the date of termination and continuing for a period of three (3) years from the month immediately following the month in which the date of termination occurs, the Company shall provide Executive with medical and dental coverage under the Company’s plans then in effect made available by the Company to its senior executives and key management employees and at the Company’s sole cost and expense. Notwithstanding the foregoing, in the event that the provision of non-taxable medical and/or dental coverage would subject the Employer, or its successor, to excise taxes under Section 4980D of the Internal Revenue Code of 1986 (“Code”) or other applicable Code Section, then, in lieu of such non-taxable coverage, the Employer shall provide Executive with a cash lump sum payment within thirty (30) days of the Date of Termination in an amount reasonably estimated to be equivalent to the value of the insurance premiums that otherwise would be provided to Executive.

4.	NOTICE.

A “notice of termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon as a basis for termination of Executive’s employment.

5.	DATE OF TERMINATION.

“Date of termination” shall mean (i) if Executive’s employment is terminated for Disability, thirty (30) days after a notice of termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (ii) if Executive terminates employment With Good Reason, thirty (30) days after a notice of termination is given, or (iii) if Executive’s employment is terminated for any other reason, the date specified in the notice of termination.

6.	GOOD FAITH RESOLUTION.

If the party receiving a notice of termination desires to dispute or contest the basis or reasons for termination, the party receiving the notice of termination must notify the other party within thirty (30) days after receiving the notice of termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 16 of this Agreement. During the pendency of any such dispute (other than following a termination for Cause), the Employers shall pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the earlier to occur of (i) the expiration of the remaining term of this Agreement had Executive’s termination hereunder not occurred, and (ii) final resolution of the dispute in accordance with this Agreement.

7.	INFORMATION/COOPERATION.

Executive shall, upon reasonable notice, furnish such information and assistance to the Employers as may be reasonably required by the Employers, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Employers or any other subsidiaries or affiliates. The Employers agrees to reimburse the Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7. The Employers will also provide Executive with legal counsel at the Employers’ expense to the extent reasonably necessary to assist Executive in connection with any cooperation, which counsel shall be separate from the Employers’ counsel to the extent required by applicable ethical rules, or as otherwise agreed by the Employers and the Executive.

8.	SOURCE OF PAYMENTS.

(a)           All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company or the Bank, as appropriate, and there shall be no duplication of benefits.   Further, the Company guarantees such payments and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

9.	NON-COMPETITION.

(a)           For a period of one (1) year following the payment of termination benefits to Executive under this agreement, Executive agrees not to compete with the Employers or their affiliates in any city, town or county within a sixty (60) mile radius of the Employers’ principal business office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. Executive agrees that during such one (1) year period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Employers. The parties hereto, recognizing that irreparable injury will result to the Employers, their business and property in the event of Executive’s breach of this Section 9(a), agree that in the event of any such breach by Executive, the Employers will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that, in the event of the termination of his employment, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Employers, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Employers from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from Executive.

10.	REQUIRED REGULATORY PROVISIONS.

(a)           Notwithstanding anything herein contained to the contrary, any payments to Executive by the Employers whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(b)           Notwithstanding anything else in this Agreement, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Employers and Executive reasonably anticipate that either no further services will be performed by Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

11.	NO ATTACHMENT.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

12.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER.

(a)           This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this Agreement shall not affect any of the rights and obligations of the parties under any other agreement or plan entered into with or by the Employers pursuant to which Executive may receive compensation or benefits except as set forth in Section 3(a) hereof.

(b)           This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto.

(c)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

13.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

14.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

15.	GOVERNING LAW.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, but only to the extent not pre-empted by federal law.

16.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator who is certified by the American Arbitration Association and is mutually acceptable to the Employers and Executive, sitting in a location selected by the Executive within fifty (50) miles from the main office of the Employers, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

17.	PAYMENT OF LEGAL FEES.

To the extent that such payment(s) may be made without triggering a penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Employers, provided (i) that the dispute or interpretation has been settled by Executive and the Employers or resolved in Executive’s favor, (ii) Executive has provided prior written notice to the Employers of his intention to retain counsel and the name of such counsel, and (iii) such reimbursement shall occur as soon as practicable but no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

18.	INDEMNIFICATION.

(a)           Indemnification. The Employers agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as a director or officer of the Employers or any other affiliates (whether or not he continues to be a director or officer at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court and/or administrative costs and other expenses, and attorneys’ fees, and the costs of reasonable settlements approved by the Board, if the action is brought against Executive in his capacity as an officer or director of the Employers (whether or not the claim is asserted in court, arbitration, mediation, or any regulatory and/or administrative proceeding). Indemnification for expenses will not extend to matters related to Executive’s termination for Cause, except where the Employers’ termination for Cause has not been upheld. Notwithstanding anything in this Section 17 to the contrary, the Employers will not be required to provide indemnification prohibited by applicable law or regulation. The obligations of this Section 17 will survive the term of this Agreement for a period of six (6) years.

(b)           Insurance. During the period for which the Employers must indemnify Executive, the Employers will provide Executive with coverage under a directors’ and officers’ liability policy at the Employers’ expense, that is at least equivalent to the coverage provided to directors and senior executives of the Employers.

19.	SUCCESSORS AND ASSIGNS

The Employers shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Employers, expressly and unconditionally to assume and agree to perform the Employers’ obligations under this Agreement, in the same manner and to the same extent that the Employers would be required to perform if no such succession or assignment had taken place.

SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officers, and Executive has signed this Agreement, on this 21st day of December, 2010.

ATTEST:	BERKSHIRE BANK

/s/ Wm. Gordon Prescott	By:	/s/ Michael P. Daly
President and Chief Executive Officer

ATTEST:	BERKSHIRE HILLS BANCORP, INC.

/s/ Wm. Gordon Prescott	By:	/s/ Michael P. Daly
President and Chief Executive Officer

WITNESS:	EXECUTIVE

/s/ Michael K. Krebs	By:	/s/ Patrick J. Sullivan
Patrick J. Sullivan